Exhibit 99.9

April 24, 2012

National Integrity Life Insurance Company

400 Broadway

Cincinnati, Ohio 45202

RE:          Opinion of Counsel

Separate Account I of National Integrity Life Insurance Company

File Numbers 333-177618 and 811-04846

Pinnacle V (post 1-1-12) Variable Annuity

Ladies and Gentlemen:

This Opinion of Counsel is in connection with a filing of post-effective amendment number 1 to registration statement number 333-177618 filed on form N-4 for the Pinnacle V (post 1-1-12) flexible premium variable annuity to be issued by National Integrity Life Insurance Company and its Separate Account I and filed pursuant to the Securities Act of 1933, as amended.

I have made such examination of the law and have examined such records and documents as in my judgment are necessary and appropriate to enable me to render the opinions expressed.  I am of the following opinions:

1.     National Integrity Life Insurance Company is duly organized and validly existing under the laws of the State of New York and has been duly authorized to issue individual variable annuity contracts by the Department of Insurance of the State of New York.

2.     Separate Account I is a Unit Investment Trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the “Act”) and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

3.     Upon the acceptance of a premium paid by an owner pursuant to a contract issued in accordance with the prospectus contained in this registration statement and upon compliance with applicable law, such an owner will have a legally issued contractual interest binding upon the National Integrity Life Insurance Company.

You may use this opinion letter, or a copy thereof, as an exhibit to the Registration Statement.

Sincerely,

/s/ Rhonda S. Malone

Rhonda S. Malone
Counsel - Securities
Western & Southern Financial Group, Inc.